Exhibit 10.6

Paul Bloom, Ph.D.

Via email

February 16, 2021

Re:	Offer of Employment with Gevo. Incorporated Dear Paul:

We are very pleased to extend to you an offer of employment with Gevo, Inc., which is estimated to begin in March of 2021, on day upon which you and I mutually agree. The terms of our offer are as follows:

1.	Position.

You will be employed by the Company in a regular, full-time position as Chief Technology and Innovation Officer. Beginning on the date you join Gevo, you will be expected to devote your full working time and attention to the business of the Company, and not to work for any other business without Gevo's approval. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Gevo. You will also be expected to comply with and be bound by the Company's operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.	Salary. Annual Cash Bonus. Annual Equity. and Benefits.

Your annual salary shall be $360,000, payable in accordance with the Company's normal payroll practices, with such payroll deductions and withholdings as are required by law. You will be eligible for an annual incentive payout in cash of targeted to 40% of your base salary, with a range of payout from 0 to 150% of your target cash bonus depending how the BOD judges we did in achieving goals. In addition, you will be eligible for an annual incentive payout in equity (stock options, RSUs etc.) targeted to 70% of your annual base salary which may or may not be granted at the sole discretion of the Board of Directors, and could be increased or decreased depending on the circumstances of the company (size of pool available for grants, or increased allocation for a reason that the BOD determines). To the extent that the Company provides life, health, dental, disability or other insurance programs; pension, profit-sharing, 401(k) or other retirement programs; paid time off periods, or other fringe benefits, and subject to the satisfaction of any general eligibility criteria, you will receive such benefits to the same extent as other similarly situated Company employees. You will receive 200 (two hundred) hours of vacation annually.

3.	Initial Equity Awards.

Subject to formal approval by the Board of Directors, the Company will grant to you equity awards of the Company's Common Stock, pursuant to the terms and subject to the conditions of the Company's 2010 Stock Incentive Plan, and the Company's standard equity documents. The initial equity award as CTO/CIO would be $360,000 and would be granted as soon as practical in the normal course of business for the compensation committee. Your initial equity award would be restricted stock and vest 1/3 upon your first day of employment, 1/3 on your first anniversary, and 1/3 upon your second anniversary of employment with the company. All of the equity award terms will be defined more precisely in the definitive equity award agreements.

4.	At Will Employment.

While we look forward to a long and productive relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Any statements or representations to the contrary (including any statements contradicting any provision in this offer letter) should be regarded by you as ineffective.

5.	Separation Benefits.

Upon termination of your employment with Gevo, Inc. for any reason, you will receive payment for all unpaid salary and paid time off leave bank accrued & earned as of the date of your termination of employment, and your benefits will be continued under the Company's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. You additionally will receive a payment of 6 months of your salary and up to 50% of your target bonus (if bonus targets have already been achieved as determined by the BOD) and either paid out in a lump sum, or over a period of three months at choice of the Company. You will not be entitled to any other compensation, award or damages with respect to your employment or termination.

6.	Confidentiality.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Proprietary Information and Inventions Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to bring with you any confidential or proprietary material of any former employer, or to violate any other obligations you may have to any former employer. You represent by your signature on this offer letter and the Company's Employee Proprietary Information and Inventions Agreement and your employment with the Company will not violate any agreement in place between yourself and current or past employers.

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO 80112 Tel: (303) 858-8358 • Fax: (303) 379-6630 •  www.gevo.com

7.	Relocation Expenses

We will pay for your relocation expenses for your move to the Denver area. You will work with me on setting a budget for the relocation, and I'll need to approve the budget before the costs are incurred. We also will pay for closing costs on a home in Colorado.

8.	Authorization to Work.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. For additional information, please go to this website: https://www.uscis.gov/qreen-card/qreen-card-processes-and-procedures/employment authorization-document

9.	Arbitration.

You and Gevo, Inc. agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this offer letter or any breach hereof or your employment relationship, provided, however. that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Any such arbitration shall be conducted through the American Arbitration Association in the State of Colorado, Denver County, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.	Miscellaneous.

This offer letter, together with the Employee Proprietary Information and Inventions Agreement represents the entire agreement between the parties concerning the subject matter of your employment by the Company. This offer letter will be governed by the laws of the State of Colorado without reference to conflict of legal provisions. This offer will remain open until seven days from the date of this letter. If you decide to accept our offer, and we hope you will, please sign the enclosed copy of this letter in the space Indicated and return it to Human Resources at Gevo, Inc. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to work with you.

Best regards,

/s/ Patrick R. Gruber

Patrick R. Gruber Chief Executive Officer

Accepted and Agreed:

/s/ Paul Bloom

Paul Bloom

February 16, 2021

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO 80112 Tel: (303) 858-8358 • Fax: (303) 379-6630 •  www.gevo.com

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